Exhibit 99.1

Asconi Receives Non-Compliance Notification from the American Stock Exchange

ORLANDO, Fla., April 26, 2005 /PRNewswire-FirstCall/ — Asconi Corporation (Amex: ACD - News), an Eastern European producer of wines and spirits, today announced that on April 20, 2005, the American Stock Exchange (AMEX) notified the Company that due to the failure to file its annual report on Form 10-KSB for the fiscal 2004 year within the prescribed timeframe, the Company was not in compliance with the currency in public reporting continued listing requirement under the AMEX Rules. The AMEX staff invited the Company to submit a plan of compliance addressing the continued listing deficiency by no later than May 4, 2005.

The Company plans to make a timely submission to the AMEX staff in which submission it will outline the timeframe within which the Company intends to cure the listing deficiency and to regain its compliance with the AMEX continued listing requirements. The Company must regain its compliance with such listing requirements no later than June 15, 2005. In the event the AMEX staff does not accept the Company’s plan of compliance, the AMEX staff will initiate delisting proceedings. There is no assurance that the AMEX staff’s will accept the Company’s plan of compliance or that, even if such plan is accepted, the Company will be able to implement the plan within the prescribed timeframe. The Company may appeal a staff determination to initiate such proceedings and seek a hearing before an AMEX panel. The time and place of such a hearing will be determined by the Panel. If the Panel does not grant the relief sought by the Company, its securities could be de-listed from the AMEX and may continue to be listed on the OTC Bulletin Board Market.

In a press release filed on April 15, 2004, the Company explained that the reasons for the delay were the time that has been required to consider the disclosures necessary in light of the Company’s receipt of a Wells Notice from the SEC, and the time required by its former auditors to review the 2004 annual report before Asconi could include that firm’s opinion on the 2003 financial statements in the filing.

About Asconi Corporation

Asconi Corporation (Amex: ACD - News) is a producer and distributor of wines and spirits in Eastern Europe. For more information, please visit http://www.asconi.com.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports of documents the Company files periodically with the SEC.